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                                  EXHIBIT 12.0


































                                  EXH 12.0
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                    AFLAC INCORPORATED AND SUBSIDIARIES
                     Ratio of Earnings to Fixed Charges



(In thousands)                            Three Months Ended March 31,
                                              2001           2000
                                          ----------------------------

Fixed charges:
  Interest expense                         $   5,106       $   4,866
  Rental expense deemed interest                 118             133
                                            --------        --------
    Total fixed charges                    $   5,224       $   4,999
                                            ========        ========

Earnings before income tax                 $ 274,201       $ 243,265
Add back:
  Fixed charges                                5,224           4,999

                                            --------        --------
    Total earnings before income
     tax and fixed charges                   279,425         248,264

Adjustments:
  Realized (gains)/losses                      1,385           2,456
                                            --------        --------
    Total earnings before income
     tax and fixed charges and
     realized (gains)/losses               $ 280,810       $ 250,720
                                            ========        ========


    Earnings before income taxes
     and fixed charges                         53.5x           49.7x

    Earnings before income taxes
     and fixed charges, as adjusted            53.8x           50.2x


















                                EXH 12.0-1